[Letterhead of KPMG Peat Marwick LLP]

KPMG Peat Marwick LLP
600 Clinton Square
Rochester, NY  14604


July 7, 1998

Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Computer Task Group, Incorporated and, under the date of February 4, 1998 we reported on the consolidated financial statements of Computer Task Group, Incorporated and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997. On July 7, 1998, our appointment as principal accountants was terminated. We have read Computer Task Group, Incorporated's statements included under Item 4 of its Form 8-K dated July 7, 1998, and we agree with such statements except the following:

1. We are not in a position to agree or disagree with Computer Task Group, Incorporated's statement that the Audit Committee of the Board of Directors recommended, and the Board of Directors approved the appointment of Deloitte and Touche LLP; and

2.   We are not in a position to agree or disagree  with the last  paragraph  of
     Item 4 regarding consultation with Deloitte and Touche LLP.

Very truly yours,

s/KPMG Peat Marwick LLP
KPMG Peat Marwick LLP